Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-236450

Ford Motor Company

Final Term Sheet

8.500% Notes due 2023
9.000% Notes due 2025
9.625% Notes due 2030

8.500% Notes due 2023

Issuer:	Ford Motor Company

Ratings (Moody’s / S&P / Fitch)*:	Ba2 (Neg Watch) / BB+ (Neg Watch) / BBB- (Neg)

Trade Date:	April 17, 2020

Settlement Date:	April 22, 2020 (T+3)

Stated Maturity:	April 21, 2023

Principal Amount:	$3,500,000,000

Interest Rate:	8.500%

Yield to Maturity:	8.500%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.850%

Net Proceeds (Before Expenses) to Issuer:	$3,470,250,000

Interest Payment Dates:	Semi-annually on each April 21 and October 21, beginning October 21, 2020
Redemption Provision:	Make-Whole Call: Prior to maturity, at greater of par and make-whole at discount rate of Adjusted Treasury Rate plus 50 basis points
Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Barclays Capital Inc. Deutsche Bank Securities Inc.
Co-Managers:

BNP Paribas Securities Corp.

Banco Bradesco BBI S.A.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Lloyds Securities Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC
SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

CUSIP/ISIN:	345370 CV0 / US345370CV02

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9.000% Notes due 2025

Issuer:	Ford Motor Company

Ratings (Moody’s / S&P / Fitch)*:	Ba2 (Neg Watch) / BB+ (Neg Watch) / BBB- (Neg)

Trade Date:	April 17, 2020

Settlement Date:	April 22, 2020 (T+3)

Stated Maturity:	April 22, 2025

Principal Amount:	$3,500,000,000

Interest Rate:	9.000%

Yield to Maturity:	9.000%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.950%

Net Proceeds (Before Expenses) to Issuer:	$3,466,750,000

Interest Payment Dates:	Semi-annually on each April 22 and October 22, beginning October 22, 2020
Redemption Provision:

Make-Whole Call: Prior to March 22, 2025 (one month prior to maturity date), at greater of par and make-whole at discount rate of Adjusted Treasury Rate plus 50 basis points

Par Call: At any time on or after March 22, 2025 (one month prior to maturity date)

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Barclays Capital Inc. Deutsche Bank Securities Inc.
Co-Managers:

BNP Paribas Securities Corp.

Banco Bradesco BBI S.A.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Lloyds Securities Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC
SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

CUSIP/ISIN:	345370 CW8 / US345370CW84

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9.625% Notes due 2030

Issuer:	Ford Motor Company

Ratings (Moody’s / S&P / Fitch)*:	Ba2 (Neg Watch) / BB+ (Neg Watch) / BBB- (Neg)

Trade Date:	April 17, 2020

Settlement Date:	April 22, 2020 (T+3)

Stated Maturity:	April 22, 2030

Principal Amount:	$1,000,000,000

Interest Rate:	9.625%

Yield to Maturity:	9.625%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	1.050%

Net Proceeds (Before Expenses) to Issuer:	$989,500,000

Interest Payment Dates:	Semi-annually on each April 22 and October 22, beginning October 22, 2020
Redemption Provision:

Make-Whole Call: Prior to January 22, 2030 (three months prior to maturity date), at greater of par and make-whole at discount rate of Adjusted Treasury Rate plus 50 basis points

Par Call: At any time on or after January 22, 2030 (three months prior to maturity date)

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Barclays Capital Inc. Deutsche Bank Securities Inc.
Co-Managers:

BNP Paribas Securities Corp.

Banco Bradesco BBI S.A.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Lloyds Securities Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC
SG Americas Securities, LLC
SMBC Nikko Securities America, Inc.

CUSIP/ISIN:	345370 CX6 / US345370CX67

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* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. Each of the expected security ratings above should be evaluated independently of any other security rating.

It is expected that delivery of the Notes will be made against payment therefor on or about April 22, 2020, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+3”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling BofA Securities, Inc. at 1-800-294-1322, Citigroup Global Markets Inc. at 1-800-831-9146, Goldman Sachs & Co. LLC at 1-866-471-2526, J.P. Morgan Securities LLC at 1-212-834-4533, and Morgan Stanley & Co. LLC at 1-866-718-1649.

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